Exhibit 10.3

THIS AGREEMENT is dated 5th May 2016

Parties

(1)	PHILIP EMERY (Consultant).

(2)	TRAVELPORT WORLDWIDE LIMITED incorporated and registered in Bermuda whose registered office is at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (Client).

Agreed terms

1.	Interpretation

1.1	The following definitions and rules of interpretation apply in this agreement (unless the context requires otherwise).

Business of the Client: those parts of the business of the Client and any Group Company with which the Consultant was involved to a material extent during the Engagement.

Capacity: as agent, consultant, director, employee, owner, partner, shareholder, principal or in any other capacity.

Client Property: all documents, books, manuals, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the Business or affairs of the Client or Group Company or its or their customers and business contacts where provided by the Client under this Engagement, and any equipment provided for the Consultant’s use by the Client during the Engagement, and any data or documents (including copies) produced, maintained or stored by the Consultant on the computer systems or other electronic equipment of the Client or the Consultant during the Engagement which relate directly to the Services.

Commencement Date: 9th May 2016.

Confidential Information: information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) relating to the business, customers, products, affairs and finances of the Client or any Group Company for the time being confidential to the Client or any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business or operations of the Client or any Group Company or any of their suppliers, customers, agents, distributors, shareholders, management or business contacts, and including (but not limited to) information that the Consultant creates, develops, receives or obtains in connection with this Engagement, whether or not such information (if in anything other than oral form) is marked confidential.

eNett: eNett International (Jersey) Limited and its subsidiaries.

Engagement: the engagement of the Consultant by the Client on the terms of this agreement.

Group Company: the Client, its subsidiaries, its investment or holding companies from time to time and any subsidiary of any holding company from time to time.

Services: advisory services to the Client’s Chief Executive Officer relating to the Client or any Group Company and such other services agreed to in writing by the Client and the Consultant.

Subsidiary and Holding Company: in relation to a company mean "subsidiary" and "holding company" as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee.

Termination Date: the date of termination of this agreement, howsoever arising.

1.2	The headings in this agreement are inserted for convenience only and shall not affect its construction. A reference to a particular law is a reference to it as it is in force for the

1

time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it. Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders and words in the singular shall include the plural and in the plural shall include the singular.

2.	Duration of engagement

2.1	The Client shall engage the Consultant to provide the Services on the terms of this agreement. The Engagement shall commence on the Commencement Date and shall continue until and terminate upon 31st December 2016 unless (a) extended by mutual agreement of the parties or (b) terminated as provided by the terms of this agreement or (c) terminated by one months’ prior written notice from either party.

3.	Duties and obligations

3.1	During the Engagement the Consultant shall provide the Services with all due care and skill and promote the interests of each Group Company. The Consultant will be available to provide the Services by being available for emails, phone calls and meetings as reasonably required.

3.2	Unless it or he has been specifically authorised to do so by the Client in writing the Consultant shall not have any authority to incur any expenditure in the name of or for the account of the Client or any Group Company and the Consultant shall not hold himself out as having authority to bind the Client or any Group Company.

3.3	The Consultant shall comply with all applicable laws, regulations, codes and sanctions in the delivery of the Services.

4.	Fees and Expenses

4.1	The Client shall pay the Consultant a fee of £25,000 exclusive of VAT (if applicable) for his services for the period until 31st December 2016 payable monthly in arrears.

4.2	The Client shall be entitled to deduct from the fees (and any other sums) due to the Consultant any sums that the Consultant may owe to the Client or any Group Company at any time.

4.3	The Client shall reimburse all reasonable expenses properly and necessarily incurred by the Consultant in the course of the Engagement, subject to production of receipts or other appropriate evidence of payment. Payment in full or in part of the fees or expenses claimed under this clause 4 shall be without prejudice to any claims or rights of the Client or any Group Company against the Consultant in respect of the provision of the Services.

5.	Other activities

5.1	Nothing in this agreement shall prevent the Consultant from carrying on or being engaged, concerned or having any interest or providing any assistance in any Capacity in any other business, trade, profession or occupation during the Engagement provided that (a) such activity does not cause a breach of any of the Consultant’s obligations under this agreement, (b) the Consultant shall not engage in any such activity if it competes with the Business of the Client without the prior written consent of the Client and (c) the Consultant shall give priority to the provision of the Services to the Client over any other business activities undertaken by him during the course of the Engagement.

5.2	The Consultant agrees, as a fundamental term of this agreement, that during the Engagement he will not provide any services to or receive any form of payment from eNett, Optal Limited or MasterCard Incorporated (or in each case any of their affiliated or

2

associated companies) or any banking partner of eNett in each case with whom he dealt during the Engagement or about whom he was given Confidential Information during the Engagement.

5.3	For the avoidance of any doubt, it is agreed that nothing in this agreement shall amend (i.e. extend, contract, decrease and/or increase) the scope of the non-competition and other obligations imposed on the Consultant pursuant to the contract of employment between him and Travelport International Limited dated 1st October 2009 and the award agreements between him and one of (a) TDS Investor (Cayman) L.P., (b) Travelport Worldwide Limited and (c) Travelport Limited.

6.	Confidential information and Client property

6.1	The Consultant acknowledges that in the course of the Engagement he will have access to Confidential Information. Accordingly the Consultant shall not, either during the Engagement or at any time after the Termination Date, use or disclose to any third party (and shall use his best endeavours to prevent the publication and disclosure of) any Confidential Information. This restriction does not apply to any use or disclosure authorised by the Client or required or permitted by law or any information which is already in, or comes into, the public domain otherwise than through the Consultant’s unauthorised disclosure. At any stage during the Engagement, the Consultant will promptly on request return to the Client all and any Client Property in his possession.

7.	SECURITIES LAWS.

7.1	The Consultant is aware that the United States Securities laws prohibit any person who has received from an issuer, including Travelport Worldwide Limited, material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

8.	Termination

8.1	Notwithstanding the provisions of clause 2.1, the Client may terminate the Engagement with immediate effect without notice and without any liability to make any further payment to the Consultant (other than in respect of amounts accrued before the Termination Date) if at any time the Consultant commits any gross misconduct or gross negligence, acts contrary to the terms of clause 5.2 or fails to comply with the terms of this agreement.

9.	Obligations on termination

9.1	On the Termination Date the Consultant shall immediately deliver to the Client all Client Property which is in his possession or under his control, he shall irretrievably delete any information relating to the Business of the Client or any Group Company obtained in the provision of the Services by the Consultant during the term of this agreement stored on any magnetic or optical disk or memory and all matter derived from such sources which is in his possession or under his control outside the premises of the Client and he shall provide a signed statement that he has complied fully with his obligations under this clause 8.

10.	Status

10.1	The relationship of the Consultant to the Client will be that of independent contractor and nothing in this agreement shall render him an employee, worker, agent or partner of the Client and the Consultant shall not hold himself out as such.

3

10.2	This agreement constitutes a contract for the provision of services and not a contract of employment and accordingly the Consultant shall be fully responsible for and shall indemnify the Client or any Group Company for and in respect of any liability arising from any employment-related claim or any claim based on worker status (including reasonable costs and expenses) brought by the Consultant against the Client or any Group Company arising out of or in connection with the provision of the Services. The Client may at its option satisfy such indemnity (in whole or in part) by way of deduction from payments due to the Consultant.

10.3	The Consultant warrants that he is not nor will he prior to the cessation of this agreement, become a managed service company, within the meaning of section 61B of the Income Tax (Earnings and Pensions) Act 2003.

11.	Entire agreement for the provision of the Services

11.1	This agreement constitutes the entire agreement between the parties in relation to the provision by the Consultant of the Services and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, in this specific regard.

12.	Third party rights

12.1	Except as expressly provided elsewhere in this agreement, a person who is not a party to this agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement. This does not affect any right or remedy of a third party which exists, or is available, apart from that Act. The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this agreement are not subject to the consent of any other person.

13.	Governing law and Jurisdiction

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales. Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

4

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed by Travelport Worldwide Limited by a duly-authorized representative in the presence of: ....................................... Signature Name Address Occupation	....................................... Name:
Executed by Philip Emery in the presence of: ....................................... Signature Name Address Occupation	....................................... Philip Emery

5